                                                                      Exhibit 12

                             TXU ELECTRIC COMPANY
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES,
    AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

                                                           Year Ended December 31,
                                                   --------------------------------------
                                                     2000    1999    1998    1997    1996
                                                   ------  ------  ------  ------  ------
                                                     Millions of Dollars, Except Ratios

EARNINGS:
  Net income                                       $  895  $  779  $  798  $  772  $  863
  Add:  Total federal income taxes                    393     356     486     410     406
        Fixed charges (see detail below)              478     519     568     619     649
                                                   ------  ------  ------  ------  ------
             Total earnings                        $1,766  $1,654  $1,852  $1,801  $1,918
                                                   ======  ======  ======  ======  ======

FIXED CHARGES:
  Interest expense                                 $  382  $  425  $  476  $  527  $  595
  Rentals representative of the interest factor        27      26      24      22      21
  Distributions on preferred trust securities
   of subsidiaries*                                    69      68      68      70      33
                                                   ------  ------  ------  ------  ------
           Fixed charges deducted from
             earnings                                 478     519     568     619     649
                                                   ------  ------  ------  ------  ------

  Preferred dividends of registrant (pretax)**         14      15      21      41      79
                                                   ------  ------  ------  ------  ------
           Fixed charges and preferred
             dividends                             $  492  $  534  $  589  $  660  $  728
                                                   ======  ======  ======  ======  ======

RATIO OF EARNINGS TO FIXED CHARGES                   3.69    3.19    3.26    2.91    2.96
                                                   ======  ======  ======  ======  ======

RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED DIVIDENDS                    3.59    3.10    3.14    2.73    2.63
                                                   ======  ======  ======  ======  ======

*   Distributions on preferred trust securities are deductible for tax purposes.

**  Preferred dividends multiplied by the ratio of pre-tax income to net income.